Cantor Fitzgerald & Co. 110 East 59th Street New York, New York 10022 Tel 212.938.5000 www.cantorfitzgerald.com

June 24, 2015

Uranium Energy Corp.
500 North Shoreline Boulevard
Suite 800N
Corpus Christi, Texas 78401

Attention:       Amir Adnani
                        Chief Executive Officer

Ladies and Gentlemen:

This letter agreement (together with Annex A and the Indemnification Provisions attached hereto, this "Agreement") confirms the agreement between Uranium Energy Corp. (the "Company"), Cantor Fitzgerald Canada Corporation ("CFCC") and Cantor Fitzgerald & Co. ("CF&CO", and together with CFCC, "Cantor") as follows:

1.

We have been advised by the Company that it contemplates an offering of privately placed registered securities of the Company (the "Securities") in one or a series of transactions (the "Offering"). The Company hereby engages each of CF&CO and CFCC to act as the Company's co-placement agents with H.C. Wainwright & Co., LLC (together with Cantor, the "Agents") in connection with the Offering. The Company acknowledges and agrees that Cantor's involvement in the Offering is strictly on a reasonable best efforts basis and that the consummation of the Offering will be subject to, among other things, market conditions.

2.

Each of CF&CO and CFCC hereby accept the engagement and, in that connection, to the extent requested by the Company and appropriate under the circumstances, agrees to assist the Company in the review and analysis of the business, financial condition and prospects of the Company.

3.	In consideration of our services pursuant to this Agreement, the Company agrees to pay Cantor the following compensation:
	(a)	Upon the first closing of any part of the Offering and upon each subsequent closing, if any (each, a "Closing"), the Company shall:
		(i)	pay to Cantor a cash fee (the "Cash Fee") equal to 1.4% of the aggregate amount of gross proceeds raised in the Offering; plus

(ii)

issue to Cantor or its designees warrants (the "Cantor Warrants") to purchase that number of shares of common stock of the Company equal to 1.4% of the aggregate number of shares of common stock placed in each Offering (if the Securities are convertible or include a "greenshoe" or "additional investment" option component, or warrant, including such shares of common stock underlying such Securities or options or warrants). If the Securities included in an Offering are non-convertible, the Cantor Warrants shall be determined by dividing the gross proceeds raised in such Offering by the then market price of the common stock. The Cantor Warrants shall have the same terms as the warrants issued to investors in the applicable Offering. If no warrants are issued to investors in an Offering, the Cantor Warrants shall be in a customary form reasonably acceptable to Cantor, have a term of five years and an exercise price equal to 110% of the then market price of the common stock.

The portion of the Cash Fee and the Cantor Warrants attributable to any sale of Securities in the United States shall be paid to CF&CO and the portion of the Cash Fee and Cantor Warrants attributable to any sale of Securities in Canada shall be paid to CFCC.

	(b)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
4.

The Company will promptly reimburse Cantor, periodically upon request, for all out-of-pocket expenses reasonably incurred by Cantor in connection with Cantor rendering its services under this Agreement, including the fees and disbursements of legal counsel, in an amount not to exceed Cdn.$6,000.

5.

Cantor's engagement hereunder may be terminated at any time by either Cantor or the Company upon 10 business days' written notice thereof to the other party without liability or continuing obligation on the part of the Company or Cantor; provided, however, that Cantor will continue to be entitled to the full amount of any compensation payable pursuant to section 3 above in the event that (i) any of the events specified therein occurs prior to the expiration of 12 months after any termination of this Agreement or Cantor's engagement hereunder or (ii) prior to the expiration of 12 months after any termination of Cantor's engagement hereunder an agreement is executed by the Company pursuant to which the Offering is subsequently consummated; and provided, further, that (i) section 4 above, this section 5, sections 7 and 8 below, and Annex A and the Indemnification Provisions attached hereto, shall survive any termination of Cantor's engagement hereunder.

6.	The provisions set forth in Annex A and the Indemnification Provisions attached hereto are incorporated herein in their entirety.
7.

EACH OF CANTOR AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY OFFERING).

8.

This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

9.

For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail or facsimile transmission shall constitute valid and sufficient delivery thereof.

[Signature Page to Follow]

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours, CANTOR FITZGERALD & CO.
By:	/s/ Shawn Matthews
Name: Shawn Matthews
Title: Chief Executive Officer

CANTOR FITZGERALD CANADA CORPORATION
By:	/s/ Laurence Rose
Name: Laurence Rose
Title: President & CEO

ACCEPTED AND AGREED TO: URANIUM ENERGY CORP.
By:	/s/ Amir Adnani
Name: Amir Adnani
Title: Chief Executive Officer

ANNEX A

Additional Provisions

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated June 24, 2015 (as amended from time to time, the "Agreement") among Uranium Energy Corp., Cantor Fitzgerald & Co. and Cantor Fitzgerald Canada Corporation.

A.       During the period of Cantor's engagement hereunder, the Company will furnish or arrange to have furnished to Cantor all information concerning the Company and the Offering that Cantor deems appropriate and will provide Cantor with access to the Company's officers, directors, employees, affiliates, appraisers, independent accountants, legal counsel and other agents, consultants and advisors (collectively, its "Representatives").

B.       The Company represents and warrants that all information (i) made available by the Company or its Representatives to Cantor or any prospective investor in the Offering, (ii) contained in any private placement memorandum for the Offering (as amended and supplemented from time to time, the "Memorandum") or (iii) contained in any filing by the Company with any governmental or regulatory agency or commission (an "Agency") with respect to the Offering will, at all times during the period of the engagement of Cantor hereunder, be complete and correct in all material respects, will contain full, true and plain disclosure of all material facts relating to the Company and the Securities, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections or other information provided by the Company or its Representatives to Cantor, any prospective investor in the Offering or any Agency with respect to the Offering, or contained in any Memorandum, will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

The Corporation agrees that the representations and warranties provided by the Corporation to CF&CO in the controlled equity offering sales agreement dated January 2, 2014 are incorporated by reference herein and provided to Cantor as if they were reproduced in their entirety, with such changes as are necessary in order to reflect that such representations and warranties are being made in connection with the Offering and as of the date hereof.

The Company hereby confirms that there are not any adverse Canadian tax consequences for any investors residing in the United States who purchase Securities under the Offering that have not been fully disclosed to such investors in writing.

C.       In connection with Cantor's activities on the Company's behalf, the Company agrees to take such actions (including marketing assistance) as may be reasonably requested by Cantor to effect the Offering (including without limitation, the registration or qualification of the Securities in mutually agreed jurisdictions).

D.       In addition, in the event that, during the period of the engagement of Cantor hereunder, the Company or any of its Representatives are contacted by or on behalf of any party concerning the possibility of an Offering, the Company will promptly so inform Cantor in order that Cantor can evaluate such party and its interest and assist the Company in any subsequent discussions. The Company will also promptly inform Cantor in the event that the Company retains any legal counsel, consultant or other advisor or Representative in connection with the Offering.

E.       The Company recognizes and confirms that, in providing our services pursuant to this Agreement, Cantor will rely upon and assume the accuracy and completeness of all financial and other information furnished by or discussed with the Company, any investor and their respective Representatives, or available from public sources, and Cantor does not assume responsibility for the accuracy or completeness of any such information, the Memorandum or any other information regarding the Company, any prospective financing source or the Offering. It is understood and agreed that (i) Cantor will have no obligation to verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities of the Company, any investor or any other party and (ii) Cantor will assume that any financial projections or forecasts that may be furnished by or discussed with the Company or any investor and their respective Representatives have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company.

F.       In order to coordinate efforts to effect the Offering, during the period of the engagement of Cantor hereunder,

(1)       Neither the Company nor any of its Representatives shall, directly or indirectly (except through the Agents), solicit any offer from any party to provide the Offering.

(2)       In connection with Cantor's activities on the Company's behalf, the Company authorizes the use of the Memorandum and other data furnished to Cantor by the Company for distribution to prospective financing sources.

(3)       The Company will keep confidential and will not disclose or distribute to any person the Memorandum or any other materials related to the Offering, or otherwise advertise to or solicit prospective investors in the Offering, without the consent of Cantor.

G.       In addition to the matters set forth above, in connection with the Offering the Company further represents and agrees as follows:

(1)       Each sale of securities to an investor in the Offering will be evidenced by one or more purchase agreements or similar agreements ("Purchase Agreements") between the Company and such investor, in form and substance reasonably satisfactory to Cantor, containing customary representations, warranties, covenants, indemnification provisions and closing conditions. Each Closing shall be held promptly following the execution and delivery of the Purchase Agreements ("Signing") and the satisfaction of the conditions set forth in such Purchase Agreements (or on such other later date as Cantor and the Company both agree).

(ii)

(2)       The Company agrees that it will perform and comply with each of its covenants and other obligations set forth in the Purchase Agreements, that Cantor shall be entitled to rely on the representations and warranties of the Company contained in the Purchase Agreements as if they were made directly to Cantor, and that the Company shall cause Cantor to be entitled to rely on any opinions delivered to investors in connection with the Offering. At each Closing, at the request of the CF&CO, the Company shall deliver such legal letters, comfort letters and officer's certificates, all in form and substance satisfactory to CF&CO, as is customary for such Offering. Prior to Closing, the Company shall obtained all necessary consents and approval to consummate the Offering, including any stock exchange approvals.

(3)       The Company acknowledges and agrees that the terms of the Offering will (among other matters) require the Company (i) promptly following Signing, to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") with respect to the possible resale, from time to time, of the securities purchased in the Offering and (ii) to keep the Registration Statement effective until such time as such securities become eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company further agrees that it will not modify any executed Purchase Agreement, nor will it execute and deliver any additional Purchase Agreements after the time the Company has filed the Registration Statement with the SEC.

(4)       The Company will cause each investor in the Offering to execute an investor letter including, but not limited to, representations that such investor is an "accredited investor" or "qualified institutional buyer" within the meaning of the Securities Act.

(5)       The Company will not take or permit its Representatives or any of its other agents, affiliates or associates to take any action that would cause the Offering to fail to qualify for an exemption from the registration requirements of the Securities Act.

H.       This Agreement does not constitute an expressed or implied commitment or undertaking on the part of Cantor to provide any part of the Offering and does not ensure the successful arrangement or completion of the Offering or any portion thereof. Notwithstanding any oral representations or assurances previously or subsequently made by the parties, in addition to the other matters set forth herein Cantor's willingness to arrange any private placement or other exempt offering of Company securities or otherwise effect the Offering is subject to (i) the satisfaction of the conditions to closing set forth in the Purchase Agreements and the absence of any events set forth therein which would permit the termination thereof, each as determined by Cantor, and (ii) the receipt of (a) any required Cantor's internal committee approvals and (b) such legal opinions of Company counsel and other instruments and agreements as may be deemed appropriate by Cantor.

(iii)

I.       All advice (written or oral) given by Cantor in connection with Cantor's engagement are intended solely for the benefit and use of the Company, and no such advice shall be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public references to Cantor be made by the Company without the prior written consent of Cantor.

J.       Cantor and its affiliates constitute a full service securities firm, engaging in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of its business, Cantor and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products relating to, the Company, any prospective investor and other participants in the Offering. In addition, at any given time Cantor and/or any of its affiliates may have been and/or be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in matters unrelated to the Offering.

Consistent with applicable legal and regulatory requirements, Cantor has adopted policies and procedures to establish and maintain the independence of Cantor's research departments and personnel. As a result, Cantor's research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, prospective investors, the Offering and other participants in the Offering that differ from the views of Cantor's investment banking personnel.

K.       Cantor may, at its option and expense, include the Company's name and logo and a description of Cantor's role in connection with the Offering in such newspapers, periodicals, annual reports and other public marketing materials as it may choose.

L.       To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business as a condition to doing such business. To permit compliance with this requirement, upon request the Company will provide Cantor with information or documents sufficient to verify the Company's identity, including (as appropriate) a U.S. taxpayer identification number or other government-issued identification number, a government-issued business license, a certified charter, certificate of incorporation, partnership agreement or trust instrument and other constituent documents.

(iv)

M.       The Company represents, to the best of its knowledge, that none of (i) the Company, (ii) any person controlling or controlled by the Company, (iii) any person having a beneficial ownership interest in the Company and (iv) any person for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") list, (y) a person or entity prohibited under the programs administered by OFAC ("OFAC Programs"), or (z) a country, territory, individual or entity named on another international sanctions list. The Company further represents that, to the best of its knowledge, none of the proceeds of the Offering shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

N.       Notwithstanding any agreement or representation, written or oral, by either the Company or Cantor in connection with the Offering, the Company and its Representatives shall have no obligation to Cantor to maintain the confidentiality of the tax treatment and tax structure of the Offering, or any materials of any kind (including opinions or other analyses) that are provided to the Company relating to such tax treatment and tax structure. As required by U.S. Treasury Regulations, we hereby inform you that (i) any discussion of federal tax issues contained or referred to in any materials prepared by Cantor in connection with our engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein. Cantor does not provide tax, legal or accounting advice. The Company will consult its own tax, legal and accounting advisors in connection with any Offering.

O.       Each of the Company, CF&CO and CFCC irrevocably (i) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a "Proceeding"), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees not to commence any Proceeding other than in such courts and (v) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

P.       It is understood and agreed that Cantor will act under this Agreement as an independent contractor with obligations solely to the Company, is being retained hereunder solely to assist the Company in its efforts to obtain the Offering and is not being retained hereunder to advise the Company as to the underlying business decision to consummate any Offering or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of our services shall be deemed to create a fiduciary or agency relationship between Cantor and the Company or its security holders, employees or creditors, in connection with the Offering or otherwise. Other than as set forth in the Indemnification Provisions attached hereto, nothing in this Agreement is intended to confer upon any other person (including security holders, employees or creditors of the Company) any rights or remedies hereunder or related hereto. The Company agrees that Cantor shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company, or to any person claiming through the Company, in connection with the engagement of Cantor pursuant to this Agreement and the matters contemplated hereby, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Cantor. The Company further agrees that Cantor shall have no responsibility for any act or omission by any of the Company's other Representatives.

(v)

Q.       In the event that CF&CO and/or CFCC institutes legal proceedings to enforce any provisions of this Agreement, including, without limitation, the collection of any fees, the Company shall reimburse CF&CO and/or CFCC for all costs and expenses, including reasonable attorneys' fees, incurred in connection therewith but in all other circumstances each party shall bear its own counsel fees.

R.       This Agreement embodies the entire agreement and understanding of the Company and Cantor with respect to the subject matter hereof. The provisions of this Agreement may not be modified, amended or supplemented except in writing executed by the Company and Cantor. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(vi)

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated June 24, 2015 (as amended from time to time, the "Agreement") among Uranium Energy Corp., Cantor Fitzgerald & Co. and Cantor Fitzgerald Canada Corporation.

The Company agrees to indemnify and hold harmless CF&CO and CFCC, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, "Liabilities"), and will fully reimburse CF&CO and CFCC for any and all fees, costs, expenses and disbursements (collectively, "Expenses"), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not CF&CO and/or CFCC is a party (collectively, "Actions") (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by CF&CO and/or CFCC pursuant to the Agreement, the transactions contemplated thereby or CF&CO's and/or CFCC's actions or inactions in connection with any such advice, services or transactions, including, but not limited to, (a) any information or statement made in any Memorandum or Agency or in any certificate or other document of the Company filed in accordance with Canadian or United States securities laws or delivered to Cantor pursuant to this Agreement which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation within the meaning of Canadian or United States Securities Laws, or an untrue statement of a material fact within the meaning of Canadian securities laws, (b) any omission or alleged omission to state in any Memorandum or Agency or any certificate or other document of the Company filed in accordance with Canadian or United States securities laws or delivered to Cantor pursuant to this Agreement, any fact, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made, (c) any breach by the Company of any of its covenants, representations or warranties set forth herein or in any document delivered hereunder or filed in accordance with Canadian or United States securities laws or the failure of the Company to comply with any of their obligations hereunder or thereunder or (d) the non-compliance or alleged non-compliance by the Company with any Canadian or United States securities laws; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of CF&CO and/or CFCC.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have and shall extend to the following: Cantor Fitzgerald, L.P., CF&CO, CFCC and their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Cantor, CF&CO and/or CFCC in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which CF&CO and/or CFCC proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by CF&CO and/or CFCC to notify the Company shall not relieve the Company from its obligations hereunder. CF&CO and/or CFCC shall have the right to retain counsel of their own choice to represent it, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against CF&CO and/or CFCC made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Cantor, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CF&CO and CFCC, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and CF&CO and CFCC, on the other hand, and also the relative fault of the Company, on the one hand, and CF&CO and CFCC, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company, on the one hand, and CF&CO and CFCC, on the other hand, of any contemplated Offering (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to or by the Company or its security holders in connection with such Offering bears to the fees paid or payable to CF&CO and CFCC under the Agreement. Notwithstanding the foregoing, CF&CO and CFCC shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by CF&CO and CFCC pursuant to the Agreement.

(ii)